EXHIBIT 99.1
Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Manager - Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Releases Second Quarter 2008 Subscriber Results
MetroPCS announces approximately 184,000 net subscriber additions
DALLAS (July 3, 2008) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat-rate with no signed contract, today announced selected subscriber information for the quarter ended June 30, 2008.
In the second quarter of 2008, on a consolidated basis, MetroPCS reported gross additions of approximately 793 thousand subscribers, which represents an increase of 20% over the second quarter of 2007. Churn for the second quarter of 2008 was down 0.3% when compared to the second quarter of 2007, and consistent with seasonal patterns, increased 0.5% to 4.5% when compared to the first quarter of 2008. MetroPCS ended the second quarter with approximately 4.6 million subscribers, which includes net additions during the quarter of approximately 184 thousand subscribers. MetroPCS has added over one million subscribers during the twelve month period ended June 30, 2008, representing total subscriber growth of approximately 30% as compared to subscribers as of June 30, 2007.
“Achieving 184 thousand net additions during the seasonally slow second quarter, coupled with a challenging economic environment highlighted by dramatically escalating prices for fuel and food, strongly demonstrates the resiliency of the MetroPCS business model,” said Roger D. Linquist, MetroPCS’ Chairman, President and Chief Executive Officer.
“At the end of the second quarter, our consolidated subscriber base was approximately 4.6 million. While the U.S. economy shows signs of continued deterioration, we are very pleased by our second quarter subscriber growth. We continue to believe that our predictable, affordable and flexible service offerings differentiate us from the competition and that our unique business model positions us well to capitalize on the increasing trend of wireline replacement. We continue to expand our service footprint with the recent launches of service in Philadelphia, Shreveport/Bossier City, Jacksonville and Bakersfield, and we are excited about the potential opportunities from our planned future service launches in Boston and New York.”

Subscriber Metrics

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Consolidated Market Subscribers
End of Period	4,598,049	3,549,916	4,598,049	3,549,916
Net Additions	183,530	154,713	635,263	608,930
Core Market Subscribers
End of Period	2,815,353	2,542,290	2,815,353	2,542,290
Net Additions	19,437	57,479	156,448	241,332
Expansion Market Subscribers
End of Period	1,782,696	1,007,626	1,782,696	1,007,626
Net Additions	164,093	97,234	478,815	367,598
The subscriber results of the second quarter of 2008 may not be reflective of subscriber results for any other quarter or fiscal year 2008 nor any subsequent period.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract.  MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento.  As of June 30, 2008, MetroPCS had approximately 4.6 million subscribers and currently offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, Las Vegas, Philadelphia and Sacramento metropolitan areas.  For more information please visit www.metropcs.com.
Safe Harbor Statement
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our ability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.